Exhibit 99.1

On Track Innovations Ltd. Reports

Second Quarter 2021 Financial Results

Yokneam, Israel – August 12, 2021 – On Track Innovations Ltd. (“OTI”) (OTCQX: OTIVF) (the “Company” or “OTI”), a global provider of near field communication (NFC) and cashless payment solutions, today provided a business update and announced financial results for the second quarter ended June 30, 2021.

Management Comments

Mr. Yehuda Holtzman, OTI's CEO, commented, “We are pleased with the growth in our Software as a Service (SaaS) revenue, which continued to grow in the second quarter of 2021, in line with our strategy. We also saw strong traction in our target regions bringing new customers and growing business with existing customers, all with potential for long-term recurring revenue growth. However, we have seen a significant increase in the prices and scarcity of electronic parts, along with extremely extended delivery dates which impacted our revenues and product gross margin, mainly in the Retail segment. Hence, a large portion of additional revenue we were hoping to recognize in the second quarter has become backlogged and will be delivered later in the year.”

Following OTI’s sale of our Polish subsidiary, ASEC, in Poland, the financial results of ASEC were included as discontinued operations and all the prior periods’ information has been reclassified to conform with the current period’s presentation.

Second quarter 2021 Financial Results Summary

●	Revenue in the quarter was $2.9 million, compared to $4.0 million in the second quarter of 2020. These amounts include SaaS revenues, which are recurring by nature, and amounted to $405 thousand in the quarter compared to $286 thousand in the second quarter of last year.

●	Gross profit in the quarter was $1.0 million, or 34% of revenues, compared to $1.7 million, or 42% of revenues, in the second quarter of last year.

●	Operating expenses totaled $2.4 million in the quarter, compared to operating expenses of $2.5 million in the second quarter of last year.

●	Net loss from continuing operations was $1.5 million, compared to a net loss of $0.9 million in the second quarter of last year.

●	Net loss was $2.7 million, or loss of $0.04 per share, compared to a net loss of $1.1 million, or loss of $0.02 per share, in the second quarter of last year.

●	Adjusted EBITDA loss from continuing operations was $1.3 million in the quarter, compared to adjusted EBITDA loss of $0.7 million in the second quarter of last year.

●	As of June 30, 2021, the Company had cash and cash equivalents and short-term investments of $2.6 million.

Conference Call

Management will host a live investor conference call at 9:00 a.m. ET on August 12, 2021, to discuss OTI’s financial results, provide a corporate update, and conclude with a Q&A session taking live questions from participants as well as answering many of the previously submitted questions by investors.

To participate, please use the following information:

U.S. Dial-in: 1 888 723 3164

International Dial-in: +972 3 918 0691

Webcast: https://veidan.activetrail.biz/otiq2-2021

Please dial in a few minutes before the start of the call and request to join the “On Track Innovations Earnings Conference Call” to ensure timely participation.

The conference call will also be available for replay by clicking on the above webcast link or via a link on the investor relations section of the Company’s website.

About On Track Innovations Ltd

On Track Innovations (OTI) is a global leader in the design, manufacture, and sale of secure cashless payment solutions using contactless NFC technology. OTI’s field-proven innovations have been deployed around the world to address cashless payment, automated retail and petroleum markets. OTI distributes and supports its solutions through a global network of regional offices and alliances. For more information, visit www.otiglobal.com.

Investor Relations Contact:

Ehud Helft

GK Investor & Public Relations

+1 646 201 9246

oti@gkir.com

Safe Harbor / Forward-Looking Statements

This press release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Whenever we use words such as "will," "look forward," "expect," "anticipate," "intend," "plan," "estimate," "believe," "should," "can" or similar expressions, we are making forward-looking statements. For example, we are using forward-looking statements when we discuss, among others: the Company's strategy, potential of new customers, growing business with existing customers and the potential for long-term recurring revenues, increased traction and opportunities, the Company’s expected growth and profitability, expected backlog as well as current trends of price increases, scarcity of electronic parts and extended delivery dates. Because such statements deal with future events and are based on OTI's current expectations, they are subject to various risks and uncertainties and actual results, including those as a result of the current COVID-19 pandemic. Performance or achievements of OTI could differ materially from those described in or implied by the statements in this press release. Factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are stated under the captions “Risk Factors” in our most recent Annual Report (Form 10-K) and other known and unknown uncertainties and risk factors including those detailed from time to time in the Company's filings with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements. The reader is cautioned not to place undue reliance on forward-looking statements.

Use of Non-GAAP Financial Information

This press release contains certain non-GAAP measures, namely, adjusted EBITDA loss from continuing operations, or adjusted earnings from continuing operations before interest, income tax, depreciation and amortization. Adjusted EBITDA loss from continuing operations represents earnings before interest or financing expenses, income tax, depreciation and amortization, and further eliminates the effect of stock-based compensation expense. OTI believes that adjusted EBITDA loss from continuing operations should be considered in evaluating the Company’s operations since it provides a clear indication of the Company’s operating results. This measure should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for the U.S. GAAP results. The non-GAAP measures included in this press release have been reconciled to the U.S. GAAP results in the table below.

ON TRACK INNOVATIONS LTD.

RECONCILIATION OF NON-GAAP ADJUSTMENT

The following table reflects selected On Track Innovations Ltd.

non-GAAP results reconciled to GAAP results:

(US dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2021	(*)2020	2021	(*)2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss	$(2,722)	$(1,123)	$(5,883)	$(1,792)

Net loss from discontinued operations	1,197	195	1,615	288
Financial expenses (income), net	131	109	2,101	(67)
Depreciation and amortization	100	105	200	212
Income tax (benefits) expenses, net	-	12	(13)	17
Total EBITDA FROM CONTINUING OPERATIONS	$(1,294)	$(702)	$(1,980)	$(1,342)

Stock-based compensation	15	16	29	28
Total adjusted EBITDA FROM CONTINUING OPERATIONS	$(1,279)	$(686)	$(1,951)	$(1,314)

(*)	Reclassified to conform with the current period presentation.

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	June 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$959	$1,377
Short-term investments	1,605	105
Trade receivables (net of allowance for doubtful accounts of $609 and $620 as of June 30, 2021 and December 31, 2020, respectively)	2,139	1,148
Other receivables and prepaid expenses	2,712	695
Inventories	2,742	2,479
Assets from discontinued operations - held for sale	-	6,358

Total current assets	10,157	12,162

Non-current assets

Long term restricted deposit for employee benefits	504	511

Severance pay deposits	406	411

Property, plant and equipment, net	705	752

Intangible assets, net	189	247

Right-of-use assets due to operating leases	2,508	2,903

Total non-current assets	4,312	4,824

Total Assets	$14,469	$16,986

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	June 30,	December 31,
	2021	2020
Liabilities and Equity

Current Liabilities
Short-term bank credit, short-term loans and current maturities of long-term bank loans	$795	$542
Convertible short-term loan from a controlling shareholder	77	625
Trade payables	2,212	1,667
Other current liabilities	4,270	2,283
Liabilities from discontinued operations - held for sale	-	5,829

Total current liabilities	$7,354	$10,946

Long-Term Liabilities
Long-term loans, net of current maturities	8	14
Long-term liabilities due to operating leases, net of current maturities	1,931	2,343
Accrued severance pay	977	977
Total long-term liabilities	2,916	3,334

Total Liabilities	10,270	14,280

Commitments and Contingencies

Equity

Ordinary shares of NIS 0.1 par value: Authorized – 100,000,000 shares as of June 30, 2021 and December 31, 2020; issued: 73,968,592 and 55,003,076 shares as of June 30, 2021 and December 31, 2020, respectively; outstanding: 72,789,893 and 53,824,377 shares as of June 30, 2021 and December 31, 2020, respectively	2,008	1,423
Additional paid-in capital	233,391	227,209
Treasury shares at cost - 1,178,699 shares as of June 30, 2021 and December 31, 2020	(2,000)	(2,000)
Accumulated other comprehensive loss	(352)	(961)
Accumulated deficit	(228,848)	(222,965)
Total Equity	4,199	2,706

Total Liabilities and Equity	$14,469	$16,986

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(US dollars in thousands, except share and per share data)

	Three Three months ended June 30,		Six months ended June 30,
	2021	(*)2020	2021	(*)2020

Revenues
Sales	$2,446	$3,751	$4,833	$7,094
Software as a Service ("SaaS")	405	286	787	610

Total revenues	2,851	4,037	5,620	7,704

Cost of revenues
Cost of sales	1,874	2,358	3,240	4,379
Total cost of revenues	1,874	2,358	3,240	4,379

Gross profit	977	1,679	2,380	3,325
Operating expenses
Research and development	900	903	1,738	1,796
Selling and marketing	736	885	1,341	1,583
General and administrative	735	698	1,481	1,500
Total operating expenses	2,371	2,486	4,560	4,879

Operating loss from continuing operations	(1,394)	(807)	(2,180)	(1,554)
Loss from change in fair value of embedded derivative	-	-	(1,974)	-
Other financial (expenses) income, net	(131)	(109)	(127)	67
Financial (expenses) income, net	(131)	(109)	(2,101)	67
Loss from continuing operations before taxes on income	(1,525)	(916)	(4,281)	(1,487)
Income tax benefits (expenses)	-	(12)	13	(17)
Loss from continuing operations	(1,525)	(928)	(4,268)	(1,504)
Loss from discontinued operations	(1,197)	(195)	(1,615)	(288)
Net loss	$(2,722)	$(1,123)	$(5,883)	$(1,792)
Basic and diluted net loss attributable to shareholders per ordinary share (***)
From continuing operations	(0.02)	(0.02)	(0.07)	(0.03)
From discontinued operations	(0.02)	(**)	(0.03)	(0.01)

	$(0.04)	$(0.02)	$(0.10)	$(0.04)
Weighted average number of ordinary shares used in computing basic and diluted net loss per ordinary share	62,577,692	56,335,759	(***) 58,225,215	(***) 53,840,138

(*)	Reclassified to conform with the current period presentation.
(**)	Less than $0.01 per ordinary share.
(**)	Basic and diluted net losses losses attributable to shareholders per ordinary share for previous reporting periods were retroactively adjusted due to the completion of rights offering

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(US dollars in thousands)

	Six months ended June 30,
	2021	(*)2020
Cash flows from continuing operating activities
Net loss from continuing operations	$(4,268)	$(1,504)
Adjustments required to reconcile net loss to net cash used in provided by continuing operating activities:
Stock-based compensation related to options issued to employees and others	29	28
Accrued interest and linkage differences, net	(55)	(162)
Transaction expenses related to convertible short-term loan received from shareholders	10	-
Loss from change in fair value of embedded derivative	1,974	-
Depreciation and amortization	200	212
Deferred tax (benefits) expenses, net	(13)	17

Changes in operating assets and liabilities:
Change in accrued severance pay, net	5	11
(Increase) decrease in trade receivables, net	(1,143)	92
Increase in other receivables and prepaid expenses	(416)	(92)
(Increase) decrease in inventories	(263)	380
Increase in trade payables	544	1,268
Increase (decrease) in other current liabilities	173	(283)
Net cash used in continuing operating activities	(3,223)	(33)

Cash flows from continuing investing activities
Purchase of property and equipment and intangible assets	(137)	(283)
Change in short-term investments, net	(1,500)	511
Net cash (used in) provided by continuing investing activities	(1,637)	228

Cash flows from continuing financing activities
(Decrease) increase in short-term bank credit and loans, net	(1,474)	62
Convertible short-term loan received from shareholders, net of transaction expenses	923	-
Repayment of long-term bank loans	(2)	(7)
Proceeds from issuance of shares, net of issuance costs	3.209	1,369
Net cash provided by continuing financing activities	2,656	1,424

Cash flows from discontinued operations
Net cash used in discontinued operating activities	(91)	(1,300)
Net cash provided by (used in) discontinued investing activities	1,338	(207)
Net cash (used in) provided by discontinued financing activities	(380)	799
Total net cash provided by (used in) discontinued operations	867	(708)

Effect of exchange rate changes on cash and cash equivalents	(98)	(86)

(Decrease) increase in cash, cash equivalents and restricted cash	(1,435)	825
Cash, cash equivalents and restricted cash - beginning of the period	2,499	2,648

Cash, cash equivalents and restricted cash - end of the period	$1,064	$3,473

(*)	Reclassified to conform with the current period presentation.